EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

March 11, 2009                                                                Analyst Contact: Susan Allen (203) 499-2409

UIL Holdings Reduces Capital Expenditures, Affirms 2009 Earnings Guidance, Has No Present Intention to Issue Equity

(NYSE:UIL) UIL Holdings Corporation announced today that it has elected to significantly reduce its currently planned capital spending for 2009 in response to current conditions in the capital markets.  UIL is reducing its 2009 capital expenditure projections to $75-$90 million, from the previously disclosed $140-$155 million.  The details are as follows;

UIL also affirmed its 2009 earnings guidance previously reported on February 19, 2009, as shown below.

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Additionally, to maintain maximum flexibility, UIL filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission today.  Given current capital market conditions, UIL has no present intention to issue securities under the shelf registration statement.  In mid-February 2009, UIL had announced its intent to issue $75-$100 million of equity in 2009.

“At this time, we have chosen not to issue new shares of stock through an equity offering due to the conditions in the markets,” commented James P. Torgerson, UIL’s chief executive officer.  “Reducing our capital spending will allow us to issue equity at a time we determine to be appropriate.  With the universal shelf in place, we have that flexibility.”

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 324,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, conditions in the debt and equity markets, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, timing, markets, products, services, and prices of the Corporation’s subsidiaries.  The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward–looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and accompanying prospectus.

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